Exhibit (d)(3)(c)

Rider Regarding Confidential Information

This Rider is entered into effective as of September 30, 2002 in reference to: (i) the Confidentiality Agreement dated as of May 16, 2002 (the “Sony/InterTrust Agreement”) between Sony Corporation of America (“Sony”) and InterTrust Technologies Corporation (“InterTrust”); (ii) the Confidentiality Agreement dated July 8, 2002 (the “Philips/InterTrust Agreement”) between Koninklijke Philips Electronics N.V. (“Philips”) and InterTrust Technologies Corporation (“InterTrust”); and (iii) the Confidentiality Agreement between Sony and Philips (the “Sony/Philips Agreement”).

1.  Sony, Philips, and InterTrust each hereby consent to the exchange of its confidential information among the other parties hereto for use solely in evaluating a potential business relationship of strategic transaction among the parties provided each receiving party shall maintain such information in accordance with the confidentiality obligations set forth in the recipient’s agreement with the owner of such information (for example, the Sony/InterTrust Agreement shall govern with respect to InterTrust information that Sony receives from Philips, and the Philips/InterTrust Agreement shall govern with respect to InterTrust information that Philips receives from Sony).

2.  Except as expressly set forth in this Rider, all terms of the Sony/InterTrust Agreement, the Philips/InterTrust Agreement, and the Sony/Philips Agreement shall remain in full force and effect in accordance with its terms. This Rider shall be effective with respect to each party who executes this Rider. Upon prior written notice to the other parties, each party shall be entitled to terminate this Rider with respect to exchange of its information thereafter.

The parties by their duly authorized representatives have executed this Rider as of the date above.

InterTrust Technologies Corporation		Sony Corporation of America

By:	/s/ Mark R. Scadina	By:	/s/ Peter C. Toto
Name: Title:	Mark R. Scadina VP and General Counsel	Name: Title:	Peter C. Toto Vice President, IP Counsel

Koninklijke Philips Electronics N.V.

By:	/s/ R.J. Peters
Name: Title:	R.J. Peters Executive Vice President Philips International B.V.